Exhibit 99.1

ServisFirst Bancshares, Inc. Announces Results for Second Quarter of 2022

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 18, 2022--ServisFirst Bancshares, Inc. (NYSE: SFBS), today announced earnings and operating results for the quarter ended June 30, 2022.

Second Quarter 2022 Highlights:

  Diluted earnings per share were $1.14 for the second quarter of 2022, a 24% increase over the second quarter of 2021 and an 8% increase on a linked-quarter basis
  Total loans grew $718.4 million during the second quarter of 2022, or 29% annualized
  Entered the Tallahassee, Florida market
  Book value per share increased 13% year-over-year and 3% on a linked-quarter basis
  Return on equity was 21% for the quarter
  Deposits grew $814.1 million, or 7%, year-over-year

Tom Broughton, Chairman, President and CEO, said, “We are pleased with the strong profitability due to growth in our core relationships. Our bankers are winning in the marketplace.”

Bud Foshee, CFO, said, “Our efficiency ratio is among the lowest in the industry despite adding the most new bankers in the first half of the year.”

FINANCIAL SUMMARY (UNAUDITED)
(in Thousands except share and per share amounts)

	Period Ending June 30, 2022	Period Ending March 31, 2022	% Change From Period Ending March 31, 2022 to Period Ending June 30, 2022	Period Ending June 30, 2021	% Change From Period Ending June 30, 2021 to Period Ending June 30, 2022
QUARTERLY OPERATING RESULTS
Net Income	$62,136	$57,613	8%	$50,027	24%
Net Income Available to Common Stockholders	$62,105	$57,613	8%	$49,996	24%
Diluted Earnings Per Share	$1.14	$1.06	8%	$0.92	24%
Return on Average Assets	1.67%	1.53%		1.56%
Return on Average Common Stockholders' Equity	20.93%	20.09%		18.98%
Average Diluted Shares Outstanding	54,532,385	54,522,042		54,460,230

YEAR-TO-DATE OPERATING RESULTS
Net Income	$119,749			$101,482	18%
Net Income Available to Common Stockholders	$119,718			$101,451	18%
Diluted Earnings Per Share	$2.20			$1.86	18%
Return on Average Assets	1.60%			1.63%
Return on Average Common Stockholders' Equity	20.52%			19.73%
Average Diluted Shares Outstanding	54,527,242			54,421,327

BALANCE SHEET
Total Assets	$14,494,317	$15,339,419	(6)%	$13,207,319	10%
Loans	10,617,320	9,898,957	7%	8,649,694	23%
Non-interest-bearing Demand Deposits	4,686,511	4,889,495	(4)%	3,296,429	42%
Total Deposits	11,772,337	12,408,755	(5)%	10,958,236	7%
Stockholders' Equity	1,211,918	1,172,975	3%	1,073,284	13%

DETAILED FINANCIALS

ServisFirst Bancshares, Inc. reported net income and net income available to common stockholders of $62.1 million for the quarter ended June 30, 2022, compared to net income and net income available to common stockholders of $57.6 million for the first quarter of 2022 and $50.0 million for the second quarter of 2021. Basic and diluted earnings per common share were both $1.14 for the second quarter of 2022, compared to $1.06 for both in the first quarter of 2022 and $0.92 for both in the second quarter of 2021.

Annualized return on average assets was 1.67% and annualized return on average common stockholders’ equity was 20.93% for the second quarter of 2022, compared to 1.56% and 18.98%, respectively, for the second quarter of 2021.

Net interest income was $116.4 million for the second quarter of 2022, compared to $105.7 million for the first quarter of 2022 and $94.7 million for the second quarter of 2021. The net interest margin in the second quarter of 2022 was 3.26% compared to 2.89% in the first quarter of 2022 and 3.06% in the second quarter of 2021. Loan yields were 4.38% during the second quarter of 2022 compared to 4.29% during the first quarter of 2022 and 4.43% during the second quarter of 2021. Accretion of net fees on Paycheck Protection Program ("PPP") loans of $3.3 million during the second quarter of 2022 contributed 11 basis points of the loan yield, compared to $4.5 million of PPP loan fee accretion during the first quarter of 2022, or 19 basis points of the loan yield, and $8.0 million during the second quarter of 2021, or 37 basis points of the loan yield. Investment yields were 2.37% during the second quarter of 2022 compared to 2.17% during the first quarter of 2022 and 2.69% during the second quarter of 2021. Amortization of mortgage-backed securities decreased by $465,000 from the first quarter to the second quarter of 2022.

Average loans for the second quarter of 2022 were $10.19 billion, an increase of $542.4 million, or 22.6% annualized, over average loans of $9.65 billion for the first quarter of 2022, and an increase of $1.54 billion, or 17.9%, over average loans of $8.64 billion for the second quarter of 2021. Forgiveness of PPP loans during the second quarter of 2022 totaled $84.6 million. PPP loans outstanding as of June 30, 2022 were $23.0 million.

Average total deposits for the second quarter of 2022 were $12.04 billion, a decrease of $337.2 million, or 10.9%, annualized, over average total deposits of $12.38 billion for the first quarter of 2022, and an increase of $1.31 billion, or 12.2%, over average total deposits of $10.73 billion for the second quarter of 2021.

Non-performing assets to total assets were 0.12% for the second quarter of 2022, a decrease of 2 basis points compared to 0.14% for the first quarter of 2022 and a decrease of 3 basis points compared to 0.15% for the second quarter of 2021. Annualized net charge-offs to average loans were 0.02% for the second quarter of 2022, compared to 0.11% and -0.01% for the first quarter of 2022 and second quarter of 2021, respectively. The allowance for credit losses as a percentage of total loans at June 30, 2022, March 31, 2022 and June 30, 2021 was 1.21% at each date. Excluding PPP loans, the allowance for credit losses as a percentage of total loans at June 30, 2022, March 31, 2022 and June 30, 2021 was 1.21%, 1.22%, and 1.30%, respectively. We recorded a $9.5 million provision for credit losses in the second quarter of 2022 compared to $5.4 million in the first quarter of 2022 and $9.7 million in the second quarter of 2021. The second quarter 2022 and 2021 provision for credit losses were higher due to increased loan growth, adjusted for forgiveness of PPP loans.

Non-interest income decreased $92,000, or 1.0%, to $9.5 million for the second quarter of 2022 from $9.6 million in the second quarter of 2021. Service charges on deposit accounts increased $226,000, or 11.9%, to $2.1 million from the second quarter of 2021 to the second quarter of 2022. Mortgage banking revenue decreased $2.1 million, or 77.3%, to $614,000 from the second quarter of 2021 to the second quarter of 2022. We started retaining our mortgage loans in the second quarter of 2021 to increase earning assets and use excess liquidity. As of June 30, 2022, we had retained a total of 405 1-4 family mortgages for an aggregate balance of $151.1 million. Net credit card revenue increased $760,000, or 39.7%, to $2.7 million during the second quarter of 2022, compared to $1.9 million during the second quarter of 2021. The number of credit card accounts increased approximately 20.2% and the aggregate amount of spend on all credit card accounts increased 33.4% during the second quarter of 2022 compared to the second quarter of 2021. Cash surrender value life insurance decreased $50,000, or 3.0%, to $1.6 million during the second quarter of 2022, compared to $1.7 million during the second quarter of 2021. Other operating income for the second quarter of 2022 increased $4.5 million, or 580.4%, to $5.3 million from $777,000 in the second quarter of 2021. We wrote up the value of our interest rate cap by $1.9 million during the second quarter of 2022 compared to a write down of $2,000 during the second quarter of 2021. Merchant service revenue increased from $289,000 during the second quarter of 2021 to $471,000, or 63%, during the second quarter of 2022. We recognized a $2.1 million death benefit related to a former employee in our bank-owned life insurance (“BOLI”) program during the second quarter of 2022. We recognized a $2.8 million loss on the sale of seven available for sale debt securities that were yielding less than 1.00% during the second quarter of 2022.

Non-interest expense for the second quarter of 2022 increased $8.5 million, or 27.2%, to $39.8 million from $31.3 million in the second quarter of 2021, and increased $2.6 million, or 7.0%, on a linked quarter basis. Salary and benefit expense for the second quarter of 2022 increased $3.8 million, or 22.8%, to $20.7 million from $16.9 million in the second quarter of 2021, and increased $2.4 million, or 13.3%, on a linked quarter basis. The number of FTE employees increased by 13 to 540 at June 30, 2022 compared to 527 at June 30, 2021, and increased by 29 from the end of the first quarter of 2022. We accrued an additional $1.8 million in our annual incentive program during the second quarter of 2022 based on loan growth and entry into new markets. Equipment and occupancy expense increased $139,000, or 4.9%, to $3.0 million in the second quarter of 2022, from $2.8 million in the second quarter of 2021, and increased $50,000, or 1.7% on a linked-quarter basis. Third party processing and other services expense increased $2.4 million, or 60.8%, to $6.3 million in the second quarter of 2022, from $3.9 million in the second quarter of 2021, and increased $740,000, or 13.2%, on a linked-quarter basis. We incurred additional processing expenses of $243,000 during the second quarter of 2022 and $503,000 year-to-date related to our conversion to a new core processor in the first quarter of 2023. This increase in third party processing also includes Federal Reserve Bank charges related to correspondent bank settlement activities. These charges increased by $1.7 million year-over-year to $2.3 million during the second quarter of 2022. Professional services expense increased $220,000, or 19.9%, to $1.3 million in the second quarter of 2022, from $1.1 million in the second quarter of 2021. FDIC and other regulatory assessments decreased $278,000 to $1.1 million in the second quarter of 2022, from $1.4 million in the second quarter of 2021, and increased $15,000, or 1.3%, on a linked quarter basis. Other operating expenses for the second quarter of 2022 increased $2.7 million, or 59.1%, to $7.3 million from $4.6 million in the second quarter of 2021, and decreased $999,000 on a linked-quarter basis. We accrued $250,000 for potential uninsured check fraud losses during the second quarter of 2022 and $750,000 year-to-date. We recognized core system deconversion expenses of $3.0 million during the fourth quarter of 2021 and $873,000 during the first quarter of 2022 through other operating expenses. The efficiency ratio was 31.64% during the second quarter of 2022 compared to 30.03% during the second quarter of 2021 and compared to 32.74% during the first quarter of 2022.

Income tax expense increased $1.1 million, or 8.5%, to $14.4 million in the second quarter of 2022, compared to $13.3 million in the second quarter of 2021. Our effective tax rate was 18.83% for the second quarter of 2022 compared to 20.97% for the second quarter of 2021. We recognized an aggregate of $3.1 million in credits during the second quarter of 2022 related to investments in new market tax credits. We recognized a reduction in provision for income taxes resulting from excess tax benefits from the exercise and vesting of stock options and restricted stock during the second quarters of 2022 and 2021 of $352,000 and $724,000, respectively.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including tangible common stockholders’ equity, total tangible assets, tangible book value per share and tangible common equity to total tangible assets, each of which excludes goodwill and core deposit intangibles associated with our acquisition of Metro Bancshares, Inc. in January 2015. We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use. The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures as of and for the comparative periods presented in this press release. Dollars are in thousands, except share and per share data.

	At June 30, 2022	At March 31, 2022	At December 31, 2021	At September 30, 2021	At June 30, 2021
Book value per share - GAAP	$22.32	$21.61	$21.24	$20.56	$19.80
Total common stockholders' equity - GAAP	1,211,949	1,172,975	1,152,015	1,114,293	1,073,284
Adjustments:
Adjusted for goodwill and core deposit intangible asset	(13,615)	(13,615)	(13,638)	(13,705)	(13,773)
Tangible common stockholders' equity - non-GAAP	$1,198,334	$1,159,360	$1,138,377	$1,100,588	$1,059,511
Tangible book value per share - non-GAAP	$22.07	$21.36	$20.99	$20.30	$19.55

Stockholders' equity to total assets - GAAP	8.36%	7.65%	7.46%	7.63%	8.13%
Total assets - GAAP	$14,494,348	$15,339,419	$15,448,806	$14,602,228	$13,207,319
Adjustments:
Adjusted for goodwill and core deposit intangible asset	(13,615)	(13,615)	(13,638)	(13,705)	(13,773)
Total tangible assets - non-GAAP	$14,480,733	$15,325,804	$15,435,168	$14,588,523	$13,193,546
Tangible common equity to total tangible assets - non-GAAP	8.28%	7.56%	7.38%	7.54%	8.03%

Total loans - GAAP	$10,617,320	$9,898,957	$9,532,934	$8,812,811	$8,649,694
Adjustments:
Adjusted to exclude PPP loans	(22,973)	(107,565)	(230,184)	(387,725)	(595,017)
Loans, excluding PPP loans - non-GAAP	$10,594,347	$9,791,392	$9,302,750	$8,425,086	$8,054,677

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Mobile, Montgomery and Dothan, Alabama, Northwest Florida, West Central Florida, Nashville, Tennessee, Atlanta, Georgia, Charleston, South Carolina, and Charlotte, North Carolina.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "believe," "expect," "anticipate," "project," “plan,” “intend,” “will,” “could,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including, but not limited to: the global health and economic crisis precipitated by the COVID-19 outbreak; general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes as a result of our reclassification as a large financial institution by the FDIC; changes in our loan portfolio and the deposit base; economic crisis and associated credit issues in industries most impacted by the COVID-19 outbreak, including but not limited to, the restaurant, hospitality and retail sectors; possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and the ability of the U.S. Congress to increase the U.S. statutory debt limit as needed; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and the value of collateral; the effect of natural disasters, such as hurricanes and tornados, in our geographic markets; and increased competition from both banks and non-bank financial institutions. The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q for fiscal year 2022, and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made. ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands except share and per share data)
	2nd Quarter 2022	1st Quarter 2022	4th Quarter 2021	3rd Quarter 2021	2nd Quarter 2021
CONSOLIDATED STATEMENT OF INCOME
Interest income	$126,555	$113,188	$108,954	$104,236	$102,719
Interest expense	10,187	7,466	7,804	7,916	8,051
Net interest income	116,368	105,722	101,150	96,320	94,668
Provision for credit losses	9,507	5,362	8,451	5,963	9,652
Net interest income after provision for credit losses	106,861	100,360	92,699	90,357	85,016
Non-interest income	9,506	7,948	7,365	8,026	9,598
Non-interest expense	39,821	37,218	38,489	34,377	31,309
Income before income tax	76,546	71,090	61,575	64,006	63,305
Provision for income tax	14,410	13,477	7,822	11,507	13,278
Net income	62,136	57,613	53,753	52,499	50,027
Preferred stock dividends	31	-	31	-	31
Net income available to common stockholders	$62,105	$57,613	$53,722	$52,499	$49,996
Earnings per share - basic	$1.14	$1.06	$0.99	$0.97	$0.92
Earnings per share - diluted	$1.14	$1.06	$0.99	$0.96	$0.92
Average diluted shares outstanding	54,532,385	54,522,042	54,493,959	54,477,740	54,460,230

CONSOLIDATED BALANCE SHEET DATA
Total assets	$14,494,317	$15,339,419	$15,448,806	$14,602,228	$13,207,319
Loans	10,617,320	9,898,957	9,532,934	8,812,811	8,649,694
Debt securities	1,790,218	1,617,977	1,305,527	984,600	1,013,783
Non-interest-bearing demand deposits	4,686,511	4,889,495	4,799,767	4,366,654	3,296,429
Total deposits	11,772,337	12,408,755	12,452,836	12,078,670	10,958,236
Borrowings	64,716	64,711	64,706	64,701	64,696
Stockholders' equity	1,211,918	1,172,975	1,152,015	1,114,293	1,073,284

Shares outstanding	54,282,132	54,282,132	54,227,060	54,207,147	54,201,204
Book value per share	$22.32	$21.61	$21.24	$20.56	$19.80
Tangible book value per share (1)	$22.07	$21.36	$20.99	$20.30	$19.55

SELECTED FINANCIAL RATIOS (Annualized)
Net interest margin	3.26%	2.89%	2.71%	2.85%	3.06%
Return on average assets	1.67%	1.53%	1.40%	1.50%	1.56%
Return on average common stockholders' equity	20.93%	20.09%	18.75%	18.93%	18.98%
Efficiency ratio	31.64%	32.74%	35.47%	32.95%	30.03%
Non-interest expense to average earning assets	1.11%	1.02%	1.03%	1.01%	1.01%

CAPITAL RATIOS (2)
Common equity tier 1 capital to risk-weighted assets	9.59%	9.86%	9.95%	10.46%	10.60%
Tier 1 capital to risk-weighted assets	9.59%	9.87%	9.96%	10.47%	10.60%
Total capital to risk-weighted assets	11.12%	11.43%	11.58%	12.18%	12.36%
Tier 1 capital to average assets	8.19%	7.67%	7.39%	7.80%	8.10%
Tangible common equity to total tangible assets (1)	8.28%	7.56%	7.38%	7.54%	8.03%

(1) See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a discussion of these Non-GAAP financial measures.
(2) Regulatory capital ratios for most recent period are preliminary.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)
	June 30, 2022	June 30, 2021	% Change
ASSETS
Cash and due from banks	$252,638	$72,599	248%
Interest-bearing balances due from depository institutions	1,334,511	3,100,677	(57)%
Federal funds sold	101,447	7,500	1,253%
Cash and cash equivalents	1,688,596	3,180,776	(47)%
Available for sale debt securities, at fair value	724,463	1,013,533	(29)%
Held to maturity debt securities (fair value of $1,003,840 at June 30, 2022 and $250 at June 30, 2021)	1,065,755	250	NM
Restricted equity securities	7,734	-	NM
Mortgage loans held for sale	3,451	6,147	(44)%
Loans	10,617,320	8,649,694	23%
Less allowance for credit losses	(128,387)	(104,670)	23%
Loans, net	10,488,933	8,545,024	23%
Premises and equipment, net	59,482	67,738	(12)%
Goodwill and other identifiable intangible assets	13,615	13,773	(1)%
Other assets	442,288	380,078	16%
Total assets	$14,494,317	$13,207,319	10%
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$4,686,511	$3,296,429	42%
Interest-bearing	7,085,826	7,661,807	(8)%
Total deposits	11,772,337	10,958,236	7%
Federal funds purchased	1,389,167	1,059,474	31%
Other borrowings	64,716	64,696	-%
Other liabilities	56,179	51,629	9%
Total liabilities	13,282,399	12,134,035	9%
Stockholders' equity:
Preferred stock, par value $0.001 per share; 1,000,000 authorized and undesignated at June 30, 2022 and June 30, 2021	-	-	-%
Common stock, par value $0.001 per share; 200,000,000 shares authorized and 54,306,875 shares issued and outstanding at June 30, 2022, and 100,000,000 shares authorized; 54,201,204 shares issued and outstanding at June 30, 2021	54	54	-%
Additional paid-in capital	227,906	225,127	1%
Retained earnings	1,005,815	828,048	21%
Accumulated other comprehensive (loss) income	(22,357)	19,555	NM
Total stockholders' equity attributable to ServisFirst Bancshares, Inc.	1,211,418	1,072,784	13%
Noncontrolling interest	500	500	-%
Total stockholders' equity	1,211,918	1,073,284	13%
Total liabilities and stockholders' equity	$14,494,317	$13,207,319	10%

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest income:
Interest and fees on loans	$111,287	$95,451	$214,392	$189,254
Taxable securities	10,515	6,315	18,738	12,122
Nontaxable securities	37	86	80	193
Federal funds sold	93	4	106	7
Other interest and dividends	4,623	863	6,427	1,539
Total interest income	126,555	102,719	239,743	203,115
Interest expense:
Deposits	6,427	6,836	12,270	13,717
Borrowed funds	3,760	1,215	5,383	2,365
Total interest expense	10,187	8,051	17,653	16,082
Net interest income	116,368	94,668	222,090	187,033
Provision for credit losses	9,507	9,652	14,869	17,103
Net interest income after provision for credit losses	106,861	85,016	207,221	169,930
Non-interest income:
Service charges on deposit accounts	2,133	1,907	4,275	3,815
Mortgage banking	614	2,699	1,140	5,446
Credit card income	2,672	1,912	5,044	3,104
Securities (losses) gains	(2,833)	620	(6,168)	620
Increase in cash surrender value life insurance	1,633	1,683	3,241	3,341
Other operating income	5,287	777	9,922	1,735
Total non-interest income	9,506	9,598	17,454	18,061
Non-interest expense:
Salaries and employee benefits	20,734	16,887	39,035	32,430
Equipment and occupancy expense	2,983	2,844	5,916	5,498
Third party processing and other services	6,345	3,946	11,950	7,362
Professional services	1,327	1,107	2,319	2,030
FDIC and other regulatory assessments	1,147	1,425	2,279	3,007
Other real estate owned expense	32	540	35	697
Other operating expense	7,253	4,560	15,505	9,199
Total non-interest expense	39,821	31,309	77,039	60,223
Income before income tax	76,546	63,305	147,636	127,768
Provision for income tax	14,410	13,278	27,887	26,286
Net income	62,136	50,027	119,749	101,482
Dividends on preferred stock	31	31	31	31
Net income available to common stockholders	$62,105	$49,996	$119,718	$101,451
Basic earnings per common share	$1.14	$0.92	$2.21	$1.87
Diluted earnings per common share	$1.14	$0.92	$2.20	$1.86
LOANS BY TYPE (UNAUDITED)
(In thousands)

	2nd Quarter 2022	1st Quarter 2022	4th Quarter 2021	3rd Quarter 2021	2nd Quarter 2021
Commercial, financial and agricultural	$2,966,040	$2,955,927	$2,984,053	$2,927,845	$3,105,243
Real estate - construction	1,383,155	1,164,690	1,103,076	887,938	782,305
Real estate - mortgage:
Owner-occupied commercial	2,026,807	1,919,811	1,874,103	1,809,840	1,726,888
1-4 family mortgage	1,015,698	926,697	826,765	765,102	707,546
Other mortgage	3,160,510	2,869,158	2,678,084	2,357,812	2,262,231
Subtotal: Real estate - mortgage	6,203,015	5,715,666	5,378,952	4,932,754	4,696,665
Consumer	65,110	62,674	66,853	64,274	65,481
Total loans	$10,617,320	$9,898,957	$9,532,934	$8,812,811	$8,649,694

SUMMARY OF CREDIT LOSS EXPERIENCE (UNAUDITED)
(Dollars in thousands)
	2nd Quarter 2022	1st Quarter 2022	4th Quarter 2021	3rd Quarter 2021	2nd Quarter 2021
Allowance for credit losses:
Beginning balance	$119,463	$116,660	$108,950	$104,670	$94,906
Loans charged off:
Commercial financial and agricultural	1,667	2,574	1,285	1,541	150
Real estate - construction	-	-	14	-	-
Real estate - mortgage	23	27	-	208	59
Consumer	123	75	141	86	54
Total charge offs	1,813	2,676	1,440	1,835	263
Recoveries:
Commercial financial and agricultural	1,217	105	671	140	298
Real estate - construction	-	-	-	-	2
Real estate - mortgage	-	-	18	4	62
Consumer	13	12	10	8	13
Total recoveries	1,230	117	699	152	375
Net charge-offs (recoveries)	583	2,559	741	1,683	(112)
Provision for credit losses	9,507	5,362	8,451	5,963	9,652
Ending balance	$128,387	$119,463	$116,660	$108,950	$104,670

Allowance for credit losses to total loans	1.21%	1.21%	1.22%	1.24%	1.21%
Allowance for credit losses to total average loans	1.26%	1.24%	1.29%	1.26%	1.21%
Net charge-offs (recoveries) to total average loans	0.02%	0.11%	0.03%	0.08%	(0.01)%
Provision for credit losses to total average loans	0.37%	0.23%	0.37%	0.27%	0.45%
Nonperforming assets:
Nonaccrual loans	$10,540	$14,738	$6,762	$9,145	$12,301
Loans 90+ days past due and accruing	4,991	4,686	5,335	5,326	4,888
Other real estate owned and repossessed assets	1,207	1,989	1,208	2,068	2,039
Total	$16,738	$21,413	$13,305	$16,539	$19,228

Nonperforming loans to total loans	0.15%	0.20%	0.13%	0.16%	0.20%
Nonperforming assets to total assets	0.12%	0.14%	0.09%	0.11%	0.15%
Nonperforming assets to earning assets	0.12%	0.14%	0.09%	0.11%	0.15%
Allowance for credit losses to nonaccrual loans	1,218.05%	826.19%	1,725.23%	1,191.36%	850.91%

Restructured accruing loans	$421	$426	$431	$437	$441

Restructured accruing loans to total loans	-%	-%	-%	-%	0.01%

TROUBLED DEBT RESTRUCTURINGS (TDRs) (UNAUDITED)
(In thousands)
	2nd Quarter 2022	1st Quarter 2022	4th Quarter 2021	3rd Quarter 2021	2nd Quarter 2021
Beginning balance:	$2,482	$2,576	$2,893	$2,918	$3,542
Additions	-	-	-	-	-
Net (paydowns) / advances	(79)	(94)	(303)	(25)	(624)
Charge-offs	-	-	(14)	-	-
Ending balance	$2,403	$2,482	$2,576	$2,893	$2,918

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	2nd Quarter 2022	1st Quarter 2022	4th Quarter 2021	3rd Quarter 2021	2nd Quarter 2021
Interest income:
Interest and fees on loans	$111,287	$103,105	$100,348	$96,119	$95,451
Taxable securities	10,515	8,223	6,747	6,544	6,315
Nontaxable securities	37	43	47	62	86
Federal funds sold	93	13	18	4	4
Other interest and dividends	4,623	1,804	1,794	1,507	863
Total interest income	126,555	113,188	108,954	104,236	102,719
Interest expense:
Deposits	6,427	5,843	6,271	6,581	6,836
Borrowed funds	3,760	1,623	1,533	1,335	1,215
Total interest expense	10,187	7,466	7,804	7,916	8,051
Net interest income	116,368	105,722	101,150	96,320	94,668
Provision for credit losses	9,507	5,362	8,451	5,963	9,652
Net interest income after provision for credit losses	106,861	100,360	92,699	90,357	85,016
Non-interest income:
Service charges on deposit accounts	2,133	2,142	1,297	1,727	1,907
Mortgage banking	614	526	471	1,423	2,699
Credit card income	2,672	2,372	2,200	2,043	1,912
Securities (losses) gains	(2,833)	(3,335)	-	-	620
Increase in cash surrender value life insurance	1,633	1,608	1,630	1,671	1,683
Other operating income	5,287	4,635	1,767	1,162	777
Total non-interest income	9,506	7,948	7,365	8,026	9,598
Non-interest expense:
Salaries and employee benefits	20,734	18,301	17,303	17,995	16,887
Equipment and occupancy expense	2,983	2,933	2,910	2,996	2,844
Third party processing and other services	6,345	5,605	4,856	4,144	3,946
Professional services	1,327	992	913	948	1,107
FDIC and other regulatory assessments	1,147	1,132	1,042	1,630	1,425
Other real estate owned expense	32	3	48	123	540
Other operating expense	7,253	8,252	11,417	6,541	4,560
Total non-interest expense	39,821	37,218	38,489	34,377	31,309
Income before income tax	76,546	71,090	61,575	64,006	63,305
Provision for income tax	14,410	13,477	7,822	11,507	13,278
Net income	62,136	57,613	53,753	52,499	50,027
Dividends on preferred stock	31	-	31	-	31
Net income available to common stockholders	$62,105	$57,613	$53,722	$52,499	$49,996
Basic earnings per common share	$1.14	$1.06	$0.99	$0.97	$0.92
Diluted earnings per common share	$1.14	$1.06	$0.99	$0.96	$0.92

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS (UNAUDITED)
ON A FULLY TAXABLE-EQUIVALENT BASIS
(Dollars in thousands)

	2nd Quarter 2022		1st Quarter 2022		4th Quarter 2021		3rd Quarter 2021		2nd Quarter 2021
	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate
Assets:
Interest-earning assets:
Loans, net of unearned income (1)
Taxable	$10,165,470	4.38%	$9,621,484	4.29%	$9,032,914	4.40%	$8,653,632	4.40%	$8,618,139	4.43%
Tax-exempt (2)	23,616	4.09	25,195	4.08	26,148	4.07	26,542	4.05	26,854	4.05
Total loans, net of unearned income	10,189,086	4.38	9,646,679	4.29	9,059,062	4.40	8,680,174	4.39	8,644,993	4.43
Mortgage loans held for sale	471	3.41	927	1.73	998	1.99	7,050	1.69	11,470	1.92
Debt securities:
Taxable	1,775,425	2.37	1,518,572	2.17	1,134,378	2.38	969,715	2.70	936,863	2.70
Tax-exempt (2)	7,148	2.35	8,812	2.36	9,823	2.36	12,382	2.39	16,872	2.47
Total securities (3)	1,782,573	2.37	1,527,384	2.17	1,144,201	2.38	982,097	2.70	953,735	2.69
Federal funds sold	30,721	1.21	16,639	0.31	39,445	0.18	8,551	0.19	8,224	0.20
Restricted equity securities	7,724	3.74	7,371	3.70	873	3.18	-	-	-	-
Interest-bearing balances with banks	2,332,412	0.80	3,637,882	0.20	4,561,662	0.16	3,761,652	0.16	2,790,524	0.12
Total interest-earning assets	$14,342,987	3.54	$14,836,882	3.06	$14,806,241	2.92	$13,439,524	3.08	$12,408,946	3.32
Non-interest-earning assets:
Cash and due from banks	204,994		74,534		79,293		90,034		85,478
Net premises and equipment	60,673		61,209		61,837		62,845		61,240
Allowance for credit losses, accrued interest and other assets	297,893		313,560		303,300		315,178		320,729
Total assets	$14,906,547		$15,286,185		$15,250,671		$13,907,581		$12,876,393

Interest-bearing liabilities:
Interest-bearing deposits:
Checking	$1,699,602	0.21%	$1,594,645	0.20%	$1,499,918	0.19%	$1,431,420	0.19%	$1,350,098	0.19%
Savings	134,469	0.18	135,545	0.17	123,179	0.18	122,579	0.17	104,283	0.18
Money market	4,617,021	0.33	4,985,224	0.26	5,100,192	0.26	5,328,291	0.26	5,321,338	0.26
Time deposits	766,225	0.86	792,930	0.91	807,342	1.05	806,108	1.15	801,928	1.33
Total interest-bearing deposits	7,217,317	0.36	7,508,344	0.31	7,530,631	0.33	7,688,398	0.34	7,577,647	0.36
Federal funds purchased	1,550,805	0.79	1,620,012	0.23	1,608,349	0.21	1,205,327	0.21	970,708	0.22
Other borrowings	64,713	4.28	64,708	4.28	64,704	4.23	64,694	4.23	64,694	4.28
Total interest-bearing liabilities	$8,832,835	0.46%	$9,193,064	0.33%	$9,203,684	0.34%	$8,958,419	0.35%	$8,613,049	0.37%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	4,824,521		4,870,701		4,856,243		3,800,972		3,154,605
Other liabilities	58,784		59,619		54,134		48,060		52,027
Stockholders' equity	1,205,551		1,156,186		1,121,578		1,078,987		1,038,012
Accumulated other comprehensive (loss) income	(15,144)		6,615		15,032		21,143		18,700
Total liabilities and stockholders' equity	$14,906,547		$15,286,185		$15,250,671		$13,907,581		$12,876,393
Net interest spread		3.08%		2.77%		2.58%		2.73%		2.95%
Net interest margin		3.26%		2.89%		2.71%		2.85%		3.06%

(1)

Average loans include nonaccrual loans in all periods. Loan fees of $6,823, $7,686, $7,203, $9,915 and $10,400 are included in interest income in the second quarter of 2022, first quarter of 2022, the fourth quarter of 2021, the third quarter of 2021, and the second quarter of 2021, respectively.

(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.
(3)

Unrealized gains on debt securities of $8,245, $18,974, $26,709, $24,547 and $22,027 for the second quarter of 2022, first quarter of 2022, fourth quarter of 2021, third quarter of 2021, and second quarter of 2021, respectively, are excluded from the yield calculation.

Contacts

ServisFirst Bank
Davis Mange, (205) 949-3420
dmange@servisfirstbank.com